Exhibit 99.1

Southwest Georgia Financial Corporation 201 First Street S.E. Moultrie, GA 31768 PH: (229) 985-1120 FX: (229) 985-0251 News Release For Immediate Release

Southwest Georgia Financial Corporation Announces Results
of Special Meeting of Shareholders

MOULTRIE, Ga., Mar. 27, 2020 – Southwest Georgia Financial Corporation (NYSE American: SGB) (“SGB”), a full-service community bank holding company, announced the voting results of its Special Meeting of Shareholders that was held today.

As of the record date of February 12, 2020, SGB had 2,548,510 shares outstanding that were entitled to vote, of which 2,216,672, or 87.0%, were represented at the meeting.

Of the shares voted at the meeting, 84.5% approved the previously announced Agreement and Plan of Merger, dated as of December 18, 2019, by and between SGB and The First Bancshares, Inc. (Nasdaq: FBMS) (“First Bancshares”), pursuant to which SGB will merge with and into First Bancshares, with First Bancshares as the surviving company.

Of the shares voted at the meeting, 78.0% voted to approve the advisory compensation proposal, supporting the compensation that SGB’s named executive officers may receive from SGB in connection with the merger.

About Southwest Georgia Financial Corporation
Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $548 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, Lowndes County and Tift County. In addition to conventional banking services, SGB provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. SGB routinely posts news and other important information on its website at: www.sgb.bank.

Contacts

SGB: T. Garrett Westbrook, CPA	Investor Relations: Deborah K. Pawlowski
Vice President and Controller	Kei Advisors LLC
Phone: (229) 873-3832	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

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